Filed Pursuant to Rule 424 (b) (3)

Registration No. 333-140240

April 2008 Performance Update

The Frontier Fund Supplement Dated May 12, 2008 to Prospectus Dated November 9, 2007

THE FRONTIER FUND‘S GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

April performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1	April 30, 2008 MTD	April 30, 2008 YTD	NAV / Unit
Balanced Series-1	0.26%	6.69%	$108.25
Balanced Series-1a	0.23%	6.61%	$96.91
Campbell/Graham Series-1	-2.44%	2.59%	$94.28
Currency Series-1	-2.78%	2.86%	$103.54
Long/Short Commodity Series-1	-1.05%	6.53%	$108.10
Graham Series-1	-0.39%	10.97%	$105.46
Winton Series-1	-2.32%	6.92%	$121.71
Long Only Commodity Series-1	4.39%	15.22%	$127.65
Managed Futures Index Series-1	-4.11%	5.94%	$106.57

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of April 30, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(3,861,171.16)
Unrealized trading gain/(loss)	6,074,159.39
Less: commissions	(1,859.80)
Less: FCM fees	(121,621.12)
Foreign currency gain/(loss)	61,319.26
Interest income	29,325.86

Total Income	2,180,152.43

EXPENSES
Management fees	100,318.60
Incentive fees	1,106,730.07
Broker service fees	489,467.53

Total Expenses	1,696,516.20
Net Income (Loss)	$483,636.23

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	1,865,096.68108	$201,374,917.80	107.97
Current month additions	13,049.57305	1,403,420.85
Current month redemptions	(47,655.82786)	(5,118,474.98)
Net Income (loss) for current month		483,636.23

Net Asset Value, end of current month	1,830,490.42627	$198,143,499.90	108.25

	Monthly rate of return		0.26%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 1

THE FRONTIER FUND BALANCED SERIES - 1A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(109,097.84)
Unrealized trading gain/(loss)	174,203.03
Less: commissions	(33.76)
Less: FCM fees	(3,526.80)
Foreign currency gain/(loss)	1,784.79
Interest income	6,111.52

Total Income	69,440.94

EXPENSES
Trading Fee	5,601.79
Management fees	3,872.68
Incentive fees	32,175.64
Broker service fees	14,196.43

Total Expenses	55,846.54
Net Income (Loss)	$13,594.40

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	59,770.46753	$5,778,740.65	96.68
Current month additions	1,080.68168	103,665.90
Current month redemptions	(874.26890)	(83,858.65)
Net Income (loss) for current month		13,594.40

Net Asset Value, end of current month	59,976.88031	$5,812,142.30	96.91

	Monthly rate of return		0.23%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 1A

THE FRONTIER FUND CAMPBELL GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(935,432.35)
Unrealized trading gain/(loss)	(157,589.67)
Less: commissions	(5,840.64)
Less: FCM fees	(26,327.79)
Foreign currency gain/(loss)	13,536.83
Interest income	5,607.06

Total Income	(1,106,046.56)

EXPENSES
Management fees	107,105.60
Incentive fees	44,897.57
Broker service fees	138,828.34

Total Expenses	290,831.51
Net Income (Loss)	$(1,396,878.07)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	592,206.64227	$57,228,336.43	96.64
Current month additions	13,900.64889	1,321,361.24
Current month redemptions	(14,026.87753)	(1,332,628.87)
Net Income (loss) for current month		(1,396,878.07)

Net Asset Value, end of current month	592,080.41363	$55,820,190.73	94.28

	Monthly rate of return		-2.44%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Campbell Graham Series 1

THE FRONTIER FUND CURRENCY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(153,595.81)
Unrealized trading gain/(loss)	(127,546.38)
Less: FCM fees	(5,582.93)
Interest income	2,940.15

Total Income	(283,784.97)

EXPENSES
Management fees	9,178.79
Incentive fees	—
Broker service fees	27,975.33

Total Expenses	37,154.12
Net Income (Loss)	$(320,939.09)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	107,255.89031	$11,423,173.17	106.50
Current month additions	3,211.46293	337,545.42
Current month redemptions	(1,045.84302)	(110,086.24)
Net Income (loss) for current month		(320,939.09)

Net Asset Value, end of current month	109,421.51022	$11,329,693.26	103.54

	Monthly rate of return		-2.78%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(6,381,402.49)
Unrealized trading gain/(loss)	6,218,850.44
Less: commissions	17,125.68
Less: FCM fees	(13,996.67)
Foreign currency gain/(loss)	—
Interest income	56,142.31

Total Income	(103,280.73)

EXPENSES
Management fees	98,201.45
Incentive fees	135,087.32
Broker service fees	98,087.59

Total Expenses	331,376.36
Net Income (Loss)	$(434,657.09)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	351,966.35047	$38,451,692.23	109.25
Current month additions	31,188.52507	3,403,296.38
Current month redemptions	(3,457.44640)	(376,563.45)
Net Income (loss) for current month		(434,657.09)

Net Asset Value, end of current month	379,697.42914	$41,043,768.07	108.10

	Monthly rate of return		-1.05%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 1

THE FRONTIER FUND GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(65,112.07)
Unrealized trading gain/(loss)	83,969.77
Less: commissions	(1,797.80)
Less: FCM fees	(3,174.95)
Foreign currency gain/(loss)	4,451.55
Interest income	532.09

Total Income	18,868.59

EXPENSES
Management fees	15,803.06
Incentive fees	21,194.52
Broker service fees	20,836.57

Total Expenses	57,834.15
Net Income (Loss)	$(38,965.56)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	76,874.07889	$8,138,891.02	105.87
Current month additions	9,018.99405	958,144.01
Current month redemptions	(1,581.12524)	(166,332.96)
Net Income (loss) for current month		(38,965.56)

Net Asset Value, end of current month	84,311.94770	$8,891,736.51	105.46

	Monthly rate of return		-0.39%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Graham Series 1

THE FRONTIER FUND WINTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(412,739.83)
Unrealized trading gain/(loss)	(609,528.87)
Less: commissions	(7,623.37)
Less: FCM fees	(16,672.26)
Foreign currency gain/(loss)	2,124.95
Interest income	13,932.51

Total Income	(1,030,506.87)

EXPENSES
Management fees	66,774.43
Incentive fees	98,768.01
Broker service fees	134,297.83

Total Expenses	299,840.27
Net Income (Loss)	$(1,330,347.14)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	417,866.30378	$52,065,052.14	124.60
Current month additions	75,604.24804	9,327,949.60
Current month redemptions	(2,193.83671)	(271,375.14)
Net Income (loss) for current month		(1,330,347.14)

Net Asset Value, end of current month	491,276.71511	$59,791,279.46	121.71

	Monthly rate of return		-2.32%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$308,629.44
Unrealized trading gain/(loss)	(60,534.42)
Less: commissions	—
Less: FCM fees	(2,453.29)
Foreign currency gain/(loss)	—
Interest income	8,221.99

Total Income	253,863.72

EXPENSES
Management fees	6,135.53
Incentive fees	—
Broker service fees	9,827.50

Total Expenses	15,963.03
Net Income (Loss)	$237,900.69

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	45,446.59484	$5,557,155.51	122.28
Current month additions	3,049.43432	397,115.64
Current month redemptions	(712.33576)	(92,547.66)
Net Income (loss) for current month		237,900.69

Net Asset Value, end of current month	47,783.69340	$6,099,624.18	127.65

	Monthly rate of return		4.39%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$5,471.43
Unrealized trading gain/(loss)	(47,913.52)
Less: commissions	(230.14)
Less: FCM fees	(355.29)
Foreign currency gain/(loss)	16.24
Interest income	1,226.95

Total Income	(41,784.33)

EXPENSES
Management fees	1,421.77
Incentive fees	—
Broker service fees	1,694.32

Total Expenses	3,116.09
Net Income (Loss)	$(44,900.42)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	7,294.68897	$810,733.96	111.14
Current month additions	2,972.43146	328,336.76
Current month redemptions	(0.27205)	(29.89)
Net Income (loss) for current month		(44,900.42)

Net Asset Value, end of current month	10,266.84838	$1,094,140.41	106.57

	Monthly rate of return		-4.11%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Managed Futures Index Series 1